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Exhibit 10.35

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 15, 2006

BY AND AMONG

DOUGLAS EMMETT, INC.,

DECO ACQUISITION, LLC,

DERA ACQUISITION, LLC,

DOUGLAS, EMMETT AND COMPANY

AND

DOUGLAS EMMETT REALTY ADVISORS

i

DEFINED TERMS

TERM	SECTION
Accredited Investor	Section 8.02
Additional Contributions	Section 1.01
Affiliate	Section 8.02
Agreement	Introduction
Allocated Share	Section 1.05
Applicable Percentage	Section 8.02
Business Day	Section 8.02
Claim	Section 3.09
Claim Notice	Section 3.09
CLLCA	Section 1.01
Closing	Section 2.01
Closing Date	Section 2.01
Code	Section 8.02
Consent Form	Section 8.02
Contribution Agreement	Section 1.09
DE2005 REIT	Recitals
DECO	Introduction
DECO Certificate of Merger	Section 1.01
DECO Common Stock	Recitals
DECO Effective Time	Section 1.01
DECO Merger	Recitals
DECO Merger Consideration	Section 1.01
DECO Merger Sub	Introduction
DECO Per Share Merger Consideration	Section 1.01
DERA	Introduction
DERA Certificate of Merger	Section 1.02
DERA Common Stock	Recitals
DERA Effective Time	Section 1.02
DERA Fund Interest Value	Section 1.02
DERA Funds	Recitals
DERA Merger	Recitals
DERA Merger Consideration	Section 1.02
DERA Merger Sub	Introduction
DERA Per Share Merger Consideration	Section 1.02
DERF 2005	Recitals
DERF 2005 Investment Amount	Section 1.01
Dispute	Section 8.08
Dissenting Shares	Section 1.03
Douglas Emmett Entities	Recitals
Effective Times	Section 1.02
Excess DERA Contribution	Section 1.01
Excluded Assets and Liabilities	Section 1.06
Expiration Date	Section 3.10
Formation Transaction Documentation	Recitals
Formation Transactions	Recitals
Governmental Authority	Section 8.02
HBRCT	Section 1.01

Included Current Liabilities	Section 1.06
Institutional Funds	Recitals
Investment Fund Merger Agreement	Recitals
Investment Funds	Recitals
IPO	Recitals
IPO Closing Date	Section 8.02
IPO Price	Section 8.02
Joinder Date	Section 6.02
Knowledge	Section 8.02
Laws	Section 8.02
Liens	Section 8.02
Losses	Section 3.09
Management Companies	Introduction
Management Company Common Stock	Recitals
Management Company Indemnified Party	Section 3.09
Management Company Shareholders	Introduction
Material Adverse Effect	Section 8.02
Mergers	Recitals
Merger Consideration	Section 1.05
Merger Subs	Introduction
OP Units	Recitals
Operating Partnership	Introduction
Outside Date	Section 2.05
Person	Section 8.02
PLE	Recitals
Pre-Formation Interests	Recitals
Pre-Formation Participants	Recitals
Prospectus	Section 8.02
Registration Rights Agreement	Section 2.04
Registration Statement	Section 2.05
REIT	Introduction
REIT Common Stock	Recitals
REIT Shares	Recitals
REIT Subsidiary	Section 3.01
Representation, Warranty and Indemnity Agreement	Section 8.02
SEC	Section 2.05
Securities Act	Section 8.02
Single Asset Entities	Recitals
Special Investment Amount	Section 1.01
Subsidiary	Section 8.02
Surviving DECO Entity	Section 1.01
Surviving DERA Entity	Section 1.02
Tax	Section 8.02
Third Party Claims	Section 3.09
Total Formation Transaction Value	Section 1.01

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER is made and entered into as of June 15, 2006 (this "Agreement"), by and among Douglas Emmett, Inc., a Maryland corporation (the "REIT"), Douglas, Emmett and Company, a California corporation ("DECO"), Douglas Emmett Realty Advisors, a California corporation ("DERA" and, together with DECO, the "Management Companies"), and DECO Acquisition, LLC ("DECO Merger Sub") and DERA Acquisition, LLC ("DERA Merger Sub" and, together with DECO Merger Sub, the "Merger Subs"), in each case, a California limited liability company to be formed prior to the Effective Times (as defined below) and to be wholly owned by the REIT.

RECITALS

        WHEREAS, the REIT desires to consolidate the ownership of a portfolio of office, residential and other properties currently owned or ground leased, directly or indirectly, by (i) certain institutional funds (collectively, the "Institutional Funds") and certain investment funds (collectively, the "Investment Funds"), in each case identified as such on Exhibit Ahereto (collectively, the "DERA Funds") for which DERA acts as the general partner, and (ii) certain single asset entities managed by Affiliates of DERA identified as such on Exhibit A hereto (the "Single Asset Entities" and, together with the Management Companies, P.L.E. Builders, Inc., a California corporation ("PLE"), and the DERA Funds, the "Douglas Emmett Entities"), whereby the REIT will acquire directly or indirectly all of the outstanding interests in the DERA Funds and the Single Asset Entities;

        WHEREAS, concurrently with the execution of this Agreement, (A) the REIT and Douglas Emmett Properties, LP, a Delaware limited partnership and Subsidiary of the REIT (the "Operating Partnership"), will enter into (i) an agreement and plan of merger with each DERA Fund (other than Douglas Emmett Realty Fund 2005 ("DERF 2005"), a California limited partnership) pursuant to which the REIT will acquire directly or indirectly the profits interests and limited partnership interests in such DERA Funds (other than the interests of three funds identified as the "Investment Funds" in Exhibit A) in consideration of each such interest's allocated share of the respective value of such DERA Fund (other than the Investment Funds' allocated shares and DERA's allocated shares, which shall have previously been acquired indirectly by the REIT pursuant hereto), (ii) an agreement and plan of merger (each, an "Investment Fund Merger Agreement") with each of the Investment Funds pursuant to which, immediately prior to the mergers described in clause (i), the REIT will acquire directly or indirectly all interests in the Investment Funds in consideration of each of the Investment Fund's allocated share of the respective value of the DERA Funds in which they own an interest, and (iii) an agreement and plan of merger with each of the Single Asset Entities pursuant to which the REIT will acquire directly or indirectly all interests in the Single Asset Entities in consideration of each such interest's allocated share of the respective value of such Single Asset Entity, and (B) the REIT will enter into an agreement and plan of merger with DERF 2005 and Douglas Emmett 2005 REIT, Inc., a Maryland corporation and Subsidiary of DERF 2005 ("DE2005 REIT"), pursuant to which DERF 2005 would first be merged into DE2005 REIT and then the REIT would acquire the interests in DE2005 REIT by merger in consideration of each DERF 2005 partnership interest's allocated share of DERF 2005 (other than DERA's allocated share, which shall have previously been acquired indirectly by the REIT pursuant hereto) (the transactions contemplated by this Agreement and the other Formation Transaction Documentation are hereinafter referred to as the "Formation Transactions"; the "Pre-Formation Participants" are the holders of the equity interests (including the profits interests and the general and limited partnership interests) in all of the Douglas Emmett Entities immediately prior to the Formation Transactions, and such interests held by Pre-Formation Participants are hereinafter referred to as "Pre-Formation Interests"; and the "Formation Transaction Documentation" means all of the merger agreements (including this Agreement) and contribution agreements, substantially in the forms accompanying the Request for Consent dated March 24, 2006 and identified in Exhibit B hereto, pursuant to which all of the equity interests in the Douglas Emmett Entities held by the Pre-Formation Participants are to be acquired as part of the Formation Transactions);

        WHEREAS, the Operating Partnership desires to acquire PLE and, concurrently with the execution of this Agreement, the Operating Partnership and the stockholders of PLE propose to enter into a contribution agreement, pursuant to which such stockholders shall contribute their respective interests in PLE to the Operating Partnership in exchange for units of limited partnership in the Operating Partnership ("OP Units") with an aggregate value equal to its respective share of the Total Formation Transaction Value (defined below);

        WHEREAS, the Formation Transactions relate to the proposed initial public offering (the "IPO") of the common stock, par value $.01 per share (the "REIT Common Stock"), of the REIT which will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

        WHEREAS, the REIT desires to acquire the Management Companies for the consideration and on the terms set forth herein, pursuant to which the REIT will acquire, among other things, DERA's partnership interests in the DERA Funds;

        WHEREAS, as part of the Formation Transactions, subject to the completion of the IPO and the terms and conditions of this Agreement, (i) DECO will merge with and into DECO Merger Sub (the "DECO Merger"), with DECO Merger Sub as the surviving entity, pursuant to which each share of common stock, no par value per share, of DECO (the "DECO Common Stock") will be converted automatically as set forth herein into the right to receive shares of REIT Common Stock ("REIT Shares"); and (ii) DERA will merge with and into DERA Merger Sub (the "DERA Merger" and, together with the DECO Merger, the "Mergers"), with DERA Merger Sub as the surviving entity, pursuant to which each share of common stock, no par value per share, of DERA (the "DERA Common Stock" and, together with DECO Common Stock, the "Management Company Common Stock") will be converted automatically as set forth herein into the right to receive REIT Shares, in each case with an aggregate value equal to its respective share of the Total Formation Transaction Value, and, in the case of DERA, DERA's Allocated Share (defined below) of the value of each DERA Fund (other than the Investment Funds), DERA's share of the respective allocated shares of the Investment Funds as provided in the Investment Fund Merger Agreements, plus the net amount of certain assets of DERA;

        WHEREAS, as part of the Formation Transactions, subject to the completion of the IPO, immediately following the Mergers, the REIT shall contribute the respective assets of DECO Merger Sub and DERA Merger Sub to the Operating Partnership in exchange for that number of OP Units equal to the number of REIT Shares issued hereunder by the REIT to the Management Company Shareholders;

        WHEREAS, the Boards of Directors of each of the REIT, DERA and DECO has approved the applicable Merger and determined that each of this Agreement and the applicable Merger is in the best interests of the REIT and the applicable Management Company and their respective shareholders, subject to the terms and conditions set forth herein;

        WHEREAS, the Management Company Shareholders own all of the issued and outstanding capital stock of each Management Company, and each Management Company Shareholder owns the same respective proportionate interest in each such Management Company; and

        WHEREAS, the Management Company Shareholders have approved the Mergers and the other Formation Transactions.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGERS

        Section 1.01    THE DECO MERGER.

        (a)    SURVIVING DECO ENTITY.    At the DECO Effective Time (defined below) and subject to and upon the terms and conditions of this Agreement and in accordance with the Beverly-Killea Limited Liability Company Act ("CLLCA"), DECO shall be merged with and into DECO Merger Sub, whereby the separate existence of DECO shall cease, and DECO Merger Sub shall continue its existence under California law as the surviving entity (hereinafter sometimes referred to as the "Surviving DECO Entity") in a transaction intended to qualify as a tax-free reorganization under Section 368(a) of the Code.

        (b)    DECO EFFECTIVE TIME.    Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after the execution by the REIT of the IPO underwriting agreement pursuant to which the REIT will issue and sell shares in the IPO and following the satisfaction or waiver of the conditions set forth in Article VII, the REIT, DECO Merger Sub and DECO shall file a certificate of merger as contemplated by the CLLCA, with the Secretary of State of the State of California (the "DECO Certificate of Merger") providing that the DECO Merger shall become effective as of the IPO Closing Date, together with any required related certificates and other required filings or recordings, in such forms as are required by, and executed in accordance with, the relevant provisions of the CLLCA. The DECO Merger shall become effective as of the date set forth in the DECO Certificate of Merger (the "DECO Effective Time"). In the event that the IPO Closing Date shall be delayed until a date that is later than the date set forth in the DECO Certificate of Merger, the REIT, DECO and DECO Merger Sub shall, prior to the DECO Effective Time, revoke the DECO Certificate of Merger and, as soon as practicable after the REIT and the underwriters shall have determined the new IPO Closing Date pursuant to the IPO underwriting agreement, file with the Secretary of State of the State of California a new DECO Certificate of Merger and the other documents detailed above, such new DECO Certificate of Merger to state that the DECO Merger shall become effective as of the new IPO Closing Date. In the event of any such revocation of a DECO Certificate of Merger, for purposes of this Agreement, from and after the filing of such new DECO Certificate of Merger, the term "DECO Certificate of Merger" shall mean such new DECO Certificate of Merger. Notwithstanding the foregoing, in the event that the IPO is terminated for any reason, the REIT, DECO and DECO Merger Sub shall, as soon as practicable after such determination, revoke the DECO Certificate of Merger.

        (c)    EFFECT OF THE DECO MERGER.    At the DECO Effective Time, the effect of the DECO Merger shall be as provided in this Agreement, the DECO Certificate of Merger and Section 17554 of the CLLCA.

        (d)    ORGANIZATIONAL DOCUMENTS OF SURVIVING ENTITY.    At the DECO Effective Time, (i) the certificate of formation of DECO Merger Sub, as in effect immediately prior to the DECO Effective Time, shall be the certificate of formation of the Surviving DECO Entity until thereafter amended as provided therein or in accordance with the CLLCA, and (ii) the operating agreement of DECO Merger Sub, as in effect immediately prior to the DECO Effective Time, shall be the operating agreement of the Surviving DECO Entity until thereafter amended as provided therein or in accordance with the CLLCA.

        (e)    MANAGING MEMBER AND OFFICERS.    The managing member of DECO Merger Sub immediately prior to the DECO Effective Time shall be, from and after the DECO Effective Time, the managing member of the Surviving DECO Entity. The officers of DECO Merger Sub immediately prior to the DECO Effective Time shall be, from and after the DECO Effective Time, the officers of Surviving DECO Entity until their respective successors are duly elected or appointed and qualify or until their earlier resignation, removal from office or death in accordance with the operating agreement of the Surviving DECO Entity.

        (f)    CONVERSION OF CAPITAL STOCK OF DECO.    Under and subject to the terms and conditions of the respective Formation Transaction Documentation, as the result of an irrevocable election indicated on a Consent Form submitted by a Pre-Formation Participant or as a result of the failure of a Pre-Formation Participant to submit a Consent Form, each Pre-Formation Participant is irrevocably bound to accept and entitled to receive upon consummation of the Mergers or other Formation Transactions, a specified share of the pre-IPO equity value of the Douglas Emmett Entities in the form of the right to receive cash, REIT Shares or OP Units. The "Total Formation Transaction Value" means the aggregate dollar value of (i) the cash, (ii) the REIT Shares and (iii) the OP Units that are allocated to all Pre-Formation Participants in the Formation Transactions, which shall not be less than $1.0 billion, shall be determined by the REIT acting in good faith based upon the pricing in the IPO and the number of REIT Shares sold in the IPO (excluding the over-allotment option, if any) and shall be specified by the REIT in the final IPO prospectus. The amount of cash included in the Total Formation Transaction Value shall not be less than 90% of the difference between the aggregate net proceeds from the IPO (excluding the over-allotment option, if any) and 100% of the payments for the preferred equity held by The Prudential Insurance Company of North America, Inc. in the DERA Funds.

        "DECO Merger Consideration" means the quotient of (I) (i) 0.0521% multiplied by(ii) an amount equal to (A) the Total Formation Transaction Value less (B) the Special Investment Amount, divided by (II) the IPO Price. The "Special Investment Amount" means the sum of (i) 100% of the aggregate amount, during the period commencing on July 1, 2005 and ending on the Closing Date (defined below) of (x) Capital Contributions (as defined in the Restated Agreement of Limited Partnership of DERF 2005 dated as of March 10, 2005, as amended) made to DERF 2005 by its partners and (y) Capital Contributions (as defined in the Limited Liability Company Agreement of DEGA, LLC, a Delaware limited liability company, dated as of January 3, 2005) made by HBRCT LLC, a Hawaii limited liability company ("HBRCT"), if any (such capital contributions by the DERF 2005 partners and HBRCT, if any, are collectively referred to as the "Additional Contributions"), plus (ii) a return on such Additional Contributions at an annualized rate of ten percent (10%) for the period commencing on the date on which each such Additional Contribution is made and ending on the Closing Date (for purposes of calculating the return, a capital contribution shall be deemed made on the date due, or if made after the due date, on the date received) (the amounts under clauses (i) and (ii) are collectively referred to as the "DERF 2005 Investment Amount"), plus (iii) the $60,000,000 contributed to DERA on March 15, 2006 less the amount of any Additional Contributions made by DERA to DERF 2005 after such date (the "Excess DERA Contribution").

        At the DECO Effective Time, by virtue of the DECO Merger and without any action on the part of the REIT, DECO Merger Sub, DECO or the holders of any of the following securities, including the Management Company Shareholders:

          (i)    Subject to Section 1.04, each share of DECO Common Stock issued and outstanding immediately prior to the DECO Effective Time and all rights in respect thereof shall be converted automatically into the right to receive a number of REIT Shares equal to (A) the DECO Merger Consideration divided by (B) the number of issued and outstanding shares of DECO Common Stock (the "DECO Per Share Merger Consideration"). As of the DECO Effective Time, all such shares of DECO Common Stock so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of DECO Common Stock shall cease to have any rights with respect thereto, except for the right to receive upon surrender of the certificate (or delivery of a duly executed affidavit of lost certificate) that formerly evidenced such share of DECO Common Stock, the DECO Per Share Merger Consideration.

          (ii)   Each membership interest in DECO Merger Sub issued and outstanding immediately prior to the DECO Effective Time shall remain issued and outstanding and constitute all of the issued and outstanding membership interests of the Surviving DECO Entity.

        Section 1.02    THE DERA MERGER.

        (a)    SURVIVING DERA ENTITY.    At the DERA Effective Time (defined below) and subject to and upon the terms and conditions of this Agreement and in accordance with the CLLCA, DERA shall be merged with and into DERA Merger Sub, whereby the separate existence of DERA shall cease, and DERA Merger Sub shall continue its existence under California law as the surviving entity (hereinafter sometimes referred to as the "Surviving DERA Entity") in a transaction intended to qualify as a tax-free reorganization under Section 368(a) of the Code.

        (b)    DERA EFFECTIVE TIME.    Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after the execution by the REIT of the IPO underwriting agreement pursuant to which the REIT will issue and sell shares in the IPO and following the satisfaction or waiver of the conditions set forth in Article VII, the REIT, DERA Merger Sub and DERA shall file a certificate of merger as contemplated by the CLLCA with the Secretary of State of the State of California (the "DERA Certificate of Merger"), providing that the DERA Merger shall become effective as of the IPO Closing Date, together with any required related certificates and other required filings or recordings, in such forms as are required by, and executed in accordance with, the relevant provisions of the CLLCA. The DERA Merger shall become effective as of the date set forth in the DERA Certificate of Merger (the "DERA Effective Time" and, together with the DECO Effective Time, the "Effective Times"). In the event that the IPO Closing Date shall be delayed until a date that is later than the date set forth in the DERA Certificate of Merger, the REIT, DERA and DERA Merger Sub shall, prior to the DERA Effective Time, revoke the DERA Certificate of Merger and, as soon as practicable after the REIT and the underwriters shall have determined the new IPO Closing Date pursuant to the IPO underwriting agreement, file with the Secretary of State of the State of California a new DERA Certificate of Merger and the other documents detailed above, such new DERA Certificate of Merger to state that the DERA Merger shall become effective as of the new IPO Closing Date. In the event of any such revocation of a DERA Certificate of Merger, for purposes of this Agreement, from and after the filing of such new DERA Certificate of Merger, the term "DERA Certificate of Merger" shall mean such new DERA Certificate of Merger. Notwithstanding the foregoing, in the event that the IPO is terminated for any reason, the REIT, DERA and DERA Merger Sub shall, as soon as practicable after such determination, revoke the DERA Certificate of Merger.

        (c)    EFFECT OF THE DERA MERGER.    At the DERA Effective Time, the effect of the DERA Merger shall be as provided in this Agreement, the DERA Certificate of Merger and Section 17554 of the CLLCA.

        (d)    ORGANIZATIONAL DOCUMENTS OF SURVIVING ENTITY.    At the DERA Effective Time, (i) the certificate of formation of DERA Merger Sub, as in effect immediately prior to the DERA Effective Time, shall be the certificate of formation of the Surviving DERA Entity until thereafter amended as provided therein or in accordance with the CLLCA, and (ii) the operating agreement of DERA Merger Sub, as in effect immediately prior to the DERA Effective Time, shall be the operating agreement of the Surviving DERA Entity until thereafter amended as provided therein or in accordance with the CLLCA.

        (e)    MANAGING MEMBER AND OFFICERS.    The managing member of DERA Merger Sub immediately prior to the DERA Effective Time shall be, from and after the DERA Effective Time, the managing member of the Surviving DERA Entity. The officers of DERA Merger Sub immediately prior to the DERA Effective Time shall be, from and after the DERA Effective Time, the officers of Surviving DERA Entity until their respective successors are duly elected or appointed and qualify or until their earlier resignation, removal from office or death in accordance with the operating agreement of the Surviving DERA Entity.

        (f)    CONVERSION OF CAPITAL STOCK OF DERA.    "DERA Merger Consideration" means the quotient of (I) the sum of (A) (i) 5.1052% multiplied by (ii) an amount equal to (1) the Total Formation Transaction Value less (2) the Special Investment Amount, plus (B) the DERA Fund Interest Value, plus (C) the Excess DERA Contribution, divided by (II) the IPO Price. "DERA Fund Interest Value" means an amount equal to (i) the Allocated Share (as that term is defined and calculated in the merger agreement related to the relevant Institutional Fund) in respect of DERA's general and limited partnership interests (but not the promoted profits interests therein, having previously been assigned) in each of the Institutional Funds, (ii) the Percentage Allocated Share (as that term is defined and calculated in the merger agreement related to the relevant Investment Fund) in respect of DERA's partnership interests in each of the Investment Funds, and (iii) the portion of the DERF 2005 Investment Amount arising from the Additional Contributions made by DERA. For all purposes under Section 1.02(f), any REIT Shares paid and issued as DERA Merger Consideration will be valued at the IPO Price.

        At the DERA Effective Time, by virtue of the DERA Merger and without any action on the part of the REIT, DERA Merger Sub, DERA or the holders of any of the following securities, including the Management Company Shareholders:

          (i)    Subject to Section 1.04, each share of DERA Common Stock issued and outstanding immediately prior to the DERA Effective Time and all rights in respect thereof shall be converted automatically into the right to receive a number of REIT Shares equal to (A) the DERA Merger Consideration divided by (B) the number of issued and outstanding shares of DERA Common Stock (the "DERA Per Share Merger Consideration" and, together with the DECO Per Share Merger Consideration, the "Per Share Merger Consideration"). As of the DERA Effective Time, all such shares of DERA Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of DERA Common Stock shall cease to have any rights with respect thereto, except for the right to receive upon surrender of the certificate (or delivery of a duly executed affidavit of lost certificate) that formerly evidenced such share of DERA Common Stock, the DERA Per Share Merger Consideration.

          (ii)   Each membership interest in DERA Merger Sub issued and outstanding immediately prior to the DERA Effective Time shall remain issued and outstanding and constitute all of the issued and outstanding membership interests of the Surviving DERA Entity.

        Section 1.03    DISSENTERS' RIGHTS.    Notwithstanding anything in this Agreement to the contrary, any shares of Management Company Common Stock that are issued and outstanding immediately prior to the applicable Effective Time and that are held by a Management Company Shareholder who has properly exercised its appraisal rights under the CGCL (the "Dissenting Shares") shall not be converted into the right to receive the applicable Per Share Merger Consideration payable under Section 1.01(f) or 1.02(f), as the case may be, but instead such shares shall have been converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the CGCL. If any such holder shall have failed to perfect, or shall have effectively withdrawn or lost, its right to dissent from the applicable Merger under the CGCL, each share of Management Company Common Stock of such Management

Company Shareholder shall thereupon be deemed to have been converted into and to have become, as of the applicable Effective Time, the right to receive, without any interest thereon, the applicable Per Share Merger Consideration payable under Section 1.01(f) or 1.02(f), as the case may be.

        Section 1.04    FRACTIONAL INTERESTS.    No fractional REIT Shares shall be issued in the Mergers. All fractional REIT Shares that a holder of Management Company Stock would otherwise be entitled to receive as a result of the Mergers and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Share to which such holder would otherwise have been entitled, by the IPO Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional REIT Share. In the event that a holder of Management Company Stock participates only in the Mergers or other mergers alone or in combination with and pursuant to a contribution agreement, any cash payable to such holder in lieu of fractional REIT Shares shall be paid pursuant to this Agreement or another merger agreement and not pursuant to any contribution agreement.

        Section 1.05    CALCULATION OF MERGER CONSIDERATION.    As soon as practicable following the determination of the IPO Price and prior to the Effective Times, all calculations relating to the DECO Merger Consideration and DERA Merger Consideration, including the applicable Per Share Merger Consideration, shall be performed in good faith by, or under the direction of, the REIT and shall be final and binding upon the Management Company Shareholders.

        Section 1.06    PRE-CLOSING DISTRIBUTIONS.    On or prior to the Closing Date, each of the Management Companies shall assign and transfer all of its right, title and interest in and to its cash (excluding the Excess DERA Contribution) and other current assets and liabilities (including any pre-Closing distributions receivable by that Management Company with respect to any interest in the DERA Funds as provided for in the Formation Transaction Documentation but excluding accrued employee benefits and future lease obligations) to the Management Company Shareholders (and/or any other Person designated by a Management Company Shareholder) in accordance with their respective Applicable Percentage (such assets and liabilities being referred to as the "Excluded Assets and Liabilities"); provided however, that other than the distributions by the Institutional Funds and the mergers and contributions contemplated by the Formation Transaction Documentation, the Management Companies have not since July 1, 2005 taken, and shall not take, any action not in the ordinary course consistent with past practice to increase current assets or reduce current liabilities, including by increasing long-term liabilities, decreasing long-term assets, changing reserves or otherwise. The REIT agrees and acknowledges that none of the Excluded Assets and Liabilities, nor any right, title or interest of the Management Companies or the Management Company Shareholders therein, shall be deemed to constitute a part of the Management Companies or their respective assets and liabilities, and that such assets and liabilities will not be owned or retained by the Management Companies at the Closing. Notwithstanding the foregoing, the Management Companies may elect not to assign or transfer certain of their current liabilities prior to the Closing Date (such liabilities, to the extent not covered by insurance or indemnification from the DERA Funds, being referred to as the "Included Current Liabilities"), provided that the Management Companies retain, and the REIT permits the Management Companies to own and retain at the Closing, cash in the amount of the Included Current Liabilities in addition to the amount of the Excess DERA Contribution. The REIT agrees and acknowledges that the Management Companies may transfer or distribute the Excluded Assets and Liabilities at any time and from time to time prior to the Closing, and no such transfer or distribution shall be deemed to violate or breach any provision under this Agreement or any other documents contemplated hereby.

        Section 1.07    TRANSACTION COSTS.    If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating

Partnership and the Douglas Emmett Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions.

ARTICLE II

CLOSING; TERM OF AGREEMENT

        Section 2.01    CLOSING.    Unless this Agreement shall have been terminated pursuant to Section 2.05, and subject to the satisfaction or waiver of the conditions in Article VII, the closing of the Mergers and the other transactions contemplated by this Agreement shall be the day on which the REIT receives the proceeds from the IPO from the underwriter(s) (the "Closing" or the "Closing Date"). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071 or such other place as determined by the REIT in its sole discretion. The Closing hereunder and the closing of the IPO shall be deemed concurrent for all purposes.

        Section 2.02    PAYMENT OF MERGER CONSIDERATION.    As soon as reasonably practicable after the respective Effective Time, the Surviving Corporations shall deliver to each respective Management Company Shareholder the applicable Per Share Merger Consideration payable to such holder in accordance with Section 1.01(f) or 1.02(f), as applicable. Each certificate evidencing the REIT Shares issuable to such Management Company Shareholder as a result of the Mergers shall be registered in the name of such Management Company Shareholder or its designee and shall bear the following legend:

  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

In addition, each such certificate representing REIT Shares so issuable shall bear a legend reflecting certain transfer and other restrictions for the purpose of maintaining the REIT's status as a real estate investment trust under the Code, in accordance with applicable Law.

        Section 2.03    TAX WITHHOLDING.    The REIT shall be entitled to deduct and withhold, from the consideration payable pursuant to this Agreement to any holder of Management Company Stock, such amounts as the REIT is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the REIT, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Management Company Stock in respect of which such deduction and withholding was made by the REIT.

        Section 2.04    FURTHER ACTION.    If, at any time after the Effective Times, a Surviving Corporation (or its successor in interest) shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation (or its successor in interest) the right, title or interest in, to or under any of the rights, properties or assets of the Management Company acquired or to be acquired by the Surviving Corporation (or its successor in interest) as a result of, or in connection with, a Merger or otherwise to carry out this Agreement, the Surviving Corporation (or its successor in interest) shall be authorized to execute and deliver, in the name and on behalf of each of the REIT and such Management Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the REIT and such Management Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation (or its successor in interest) or otherwise to carry out this Agreement.

        Section 2.05    TERM OF THE AGREEMENT.    This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO (the "Registration Statement") has not been filed with the Securities and Exchange Commission ("SEC") by December 31, 2006, or (ii) the Mergers shall not have been consummated on or prior to April 20, 2007 (such date is hereinafter referred to as the "Outside Date").

        Section 2.06    EFFECT OF TERMINATION.    In the event of termination of this Agreement for any reason, all obligations on the part of the REIT, DECO Merger Sub, DERA Merger Sub, DECO and DERA under this Agreement shall terminate, except that the obligations set forth in Article VIII shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party's obligations under this Agreement are not satisfied by the Outside Date as a result of the other party's material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party's right to pursue all legal remedies with respect to such breach will survive such termination unimpaired. If this Agreement shall terminate for any reason prior to completion of the Formation Transactions, the Douglas Emmett Entities shall bear all transaction costs and expenses related thereto in proportion to their respective interest in the Total Formation Transaction Value, which for DECO is as set forth in clause (I)(i) of the definition of "DECO Merger Consideration" and for DERA is as set forth in clause (I)(A)(i) of the definition of "DERA Merger Consideration."

ARTICLE III

REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF
THE REIT AND THE MERGER SUBS

        Each of the REIT and the Merger Subs hereby represents and warrants to and covenants with the Management Companies as follows (representations and warranties made by or in respect of Merger Subs shall be initially made on the Joinder Date (defined below)):

        Section 3.01    ORGANIZATION; AUTHORITY.

        (a)   Each of the REIT and each of the Merger Subs has been duly organized and is validly existing under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to enter this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on the REIT and the REIT Subsidiaries (defined below), taken as a whole.

        (b)   Schedule 3.01(b) sets forth as of the date hereof (i) each Subsidiary of the REIT (each a "REIT Subsidiary"), (ii) the ownership interest therein of the REIT, and (iii) if not wholly owned by the REIT, the identity and ownership interest of each of the other owners of such REIT Subsidiary. Each REIT Subsidiary has been duly organized or formed and is validly existing under the laws of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the REIT and the REIT Subsidiaries taken as a whole.

        (c)   Each Merger Sub has not incurred any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof and the consummation of the transactions contemplated hereby, including the applicable Merger. Except in connection with the transactions contemplated by this Agreement, each Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. All of the issued and outstanding equity interests of Merger Sub are beneficially and of record owned by the REIT, free and clear of all Liens (other than Liens created by this Agreement and the transactions contemplated hereby).

        Section 3.02    DUE AUTHORIZATION.    The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation by each of the REIT and the Merger Subs have been duly and validly authorized by all necessary actions required of each of the REIT and the Merger Subs, respectively. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of each of the REIT and Merger Subs pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of the REIT and the Merger Subs, each enforceable against each of the REIT and the Merger Subs in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        Section 3.03    CONSENTS AND APPROVALS.    Except in connection with the IPO and the consummation of the Formation Transactions, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the REIT or the Merger Subs in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        Section 3.04    NO VIOLATION.    None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (A) the organizational documents of the REIT or either Merger Sub, (B) any term or provision of any judgment, order, writ, injunction, or decree binding on the REIT or either Merger Sub, or (C) any other agreement to which the REIT or either Merger Sub is a party thereto.

        Section 3.05    VALIDITY OF REIT SHARES.    The REIT Shares to be issued to the Management Company Shareholders pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable and free and clear of all Liens created by the REIT (other than Liens created by the Articles of Amendment and Restatement of the REIT).

        Section 3.06    LIMITED ACTIVITIES.    Except for activities in connection with the IPO or the Formation Transactions, the REIT and the REIT Subsidiaries have not engaged in any material business or incurred any material obligations.

        Section 3.07    LITIGATION.    There is no action, suit or proceeding pending or, to the REIT's knowledge, threatened against any of the REIT, either Merger Sub or any other REIT Subsidiary which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the REIT or which challenges or impairs the ability of any of the REIT or either Merger Sub to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

        Section 3.08    NO OTHER REPRESENTATIONS OR WARRANTIES.    Other than the representations and warranties expressly set forth in this Article III, neither the REIT nor either Merger Sub shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

        Section 3.09    INDEMNIFICATION.

        (a)   From and after the Closing Date, the REIT shall indemnify and hold harmless the Management Companies and their respective directors, beneficiaries, officers, employees, partners, agents, representatives and Affiliates (each of which is a "Management Company Indemnified Party") from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys' fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, "Losses") arising out of or relating to, asserted against, imposed upon or incurred by the Management Company Indemnified Party (i) in connection with the Management Companies or (ii) in connection with or as a result of any breach of a representation, warranty or covenant of the REIT or the Merger Subs contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the REIT or the Merger Subs pursuant to this Agreement; provided, however, that the REIT shall not have any obligation under this Section to indemnify any Management Company Indemnified Party against any Losses to the extent that such Losses arise by virtue of (i) any diminution in the value of REIT Shares, (ii) a Management Company's breach of its obligations under this Agreement, gross negligence, willful misconduct or fraud or (iii) the Management Companies' operation of their respective business or the ownership and operation of their respective assets outside of the ordinary course of business prior to the Closing Date. Nothing contained in this Section 3.09(a) shall relieve the parties to the Representation, Warranty and Indemnity Agreement of any liability under the express terms thereof.

        (b)   At the time when any Management Company Indemnified Party learns of any potential claim under this Section 3.09 (a "Claim") against the REIT, it will promptly give written notice (a "Claim Notice") to the REIT; provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the REIT shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Management Company Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, the Management Company Indemnified Party shall deliver to the REIT promptly after the Management Company Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Management Company Indemnified Party relating to a Third Party Claim (as defined below). Any Management Company Indemnified Party may at its option demand indemnity under this Section 3.09 as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Management Company Indemnified Party shall in good faith determine that such claim is not frivolous and that the Management Company Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

        (c)   The REIT shall be entitled, at its own expense, to assume and control the defense of any Claims based on claims asserted by third parties ("Third Party Claims"), through counsel chosen by the REIT and reasonably acceptable to the Management Company Indemnified Parties (or any person authorized by the Management Company Indemnified Parties to act on their behalf), if they give written notice of their intention to do so to the Management Company Indemnified Parties within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Management Company Indemnified Parties may at all times participate in such defense at their expense. Without limiting the foregoing, in the event that the REIT exercises the right to undertake any such defense against a Third Party Claim, the Management Company Indemnified Party shall cooperate with the REIT in such defense and make available to the REIT (unless prohibited by Law), at the REIT's expense, all witnesses, pertinent records, materials and information in the Management Company Indemnified Party's possession or under the Management Company Indemnified Party's control relating thereto as is reasonably required by the REIT. No compromise or settlement of such Third Party Claim may be effected by either the Management Company Indemnified Party, on the one hand, or the REIT, on the other hand, without the other's consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Management Company Indemnified Party that is party to such claim is released from all liability with respect to such claim.

        (d)   All representations, warranties and covenants of the REIT and the Merger Subs contained in this Agreement shall survive after the Effective Times until the first anniversary of the Closing Date (the "Expiration Date"). If written notice of a claim in accordance with the provisions of this Section 3.09 has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived. In furtherance of the foregoing, each of the Management Companies hereby waives, as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Section 3.09. The foregoing sentence shall not limit a Management Company's right to specific performance or injunctive relief in connection with a breach by the REIT of its covenants in this Agreement.

        (e)   All indemnity payments made hereunder shall be treated as adjustments to the Merger Consideration for United States federal income tax purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT COMPANIES

        Except as disclosed in the Prospectus, each of the Management Companies hereby represents and warrants to the REIT that as of the Closing Date:

        Section 4.01    ORGANIZATION; AUTHORITY.

        (a)   Each of the Management Companies has been duly organized and is validly existing under the laws of the State of California, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted. Each of the Management Companies, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

        (b)   Other than DERA's interest in the DERA Funds, the Management Companies have no Subsidiaries.

        Section 4.02    DUE AUTHORIZATION.    The execution, delivery and performance by the Management Companies of this Agreement and the other Formation Transaction Documentation to which it is a party have been duly and validly authorized by all necessary actions required of the Management Companies. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Management Companies pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each Management Company, each enforceable against such Management Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        Section 4.03    CAPITALIZATION.    Schedule 4.03 sets forth as of the date hereof the ownership of the DECO Common Stock and the DERA Common Stock. All of the issued and outstanding equity interests of each Management Company are validly issued and, to the Management Companies' Knowledge, are not subject to preemptive rights.

        Section 4.04    CONSENTS AND APPROVALS.    Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by any Management Company in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which such Management Company is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect.

        Section 4.05    NO VIOLATION.    None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of any Management Company or (B) any term or provision of any judgment, order, writ, injunction, or decree binding on any Management Company, except for, in the case of clause (B), any such breaches or defaults that would not have a Material Adverse Effect.

        Section 4.06    TAXES.    To the Management Companies' Knowledge, and except as would not have a Material Adverse Effect, (i) each of the Management Companies has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, and (ii) no deficiencies for any Taxes have been proposed, asserted or assessed against any Management Company, and no requests for waivers of the time to assess any such Taxes are pending. Each of the Management Companies has, since its formation, been a validly electing "S corporation" within the meaning of Internal Revenue Code Sections 1361 and 1362.

        Section 4.07    NON-FOREIGN STATUS.    Neither Management Company is a foreign person (as defined in the Code) and therefore, neither Management Company is subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons.

        Section 4.08    NO IMPLIED REPRESENTATIONS OR WARRANTIES.    Other than the representations and warranties expressly set forth in this Article IV, neither Management Company shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

        Section 4.09    SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT COMPANIES.    The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Section 4.07) shall not survive the Closing.

ARTICLE V

COVENANTS REGARDING CONDUCT OF BUSINESS BY THE MANAGEMENT COMPANIES

        During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), each of the Management Companies shall use commercially reasonable efforts to conduct its businesses in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its current business organizations and employees and preserve its relationships with customers, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, each of the Management Companies shall not without the prior consent of the REIT:

          (a)   (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than as provided in Section 1.06, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or make any other changes to its equity capital structure, or (3) other than in the ordinary course of business, purchase, redeem or otherwise acquire any shares of capital stock of such Management Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b)   amend its articles of incorporation or bylaws;

          (c)   adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (d)   materially alter the manner of keeping such Management Company's books, accounts or records or the accounting practices reflected therein;

          (e)   take or allow any action (or fail to take any action) that would result in such Management Company failing to be a validly electing "S corporation" within the meaning of Internal Revenue Code Sections 1361 and 1362; or

          (f)    authorize, commit or agree to take any of the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.01    COMMERCIALLY REASONABLE EFFORTS BY THE REIT, THE MERGER SUBS AND THE MANAGEMENT COMPANIES.    Each of the REIT, the Merger Subs and the Management Companies shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

        Section 6.02    OBLIGATIONS OF MERGER SUBS.    Subject to the terms of this Agreement, the REIT shall take all reasonable action necessary to cause each Merger Sub (i) to be formed prior to the applicable Effective Time and become a party to this Agreement by executing a counterpart of this Agreement where indicated on the signature page hereof (the date of such execution, the "Joinder Date") and (ii) to perform its obligations under this Agreement and to consummate the applicable Merger on the terms and conditions set forth in this Agreement. All representations, warranties, covenants, agreements, rights and obligations of each Merger Sub herein shall become effective as to such Merger Sub as of its Joinder Date.

ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.01    CONDITION TO EACH PARTY'S OBLIGATIONS.    The respective obligation of each party to effect the respective Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Times, of the following conditions:

          (a)    REGISTRATION STATEMENT.    The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order. This condition may not be waived by any party.

          (b)    IPO PROCEEDS.    The REIT shall have received the proceeds from the IPO. This condition may not be waived by any party.

          (c)    NO INJUNCTION.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

        Section 7.02    CONDITIONS TO OBLIGATIONS OF THE MANAGEMENT COMPANIES.    The obligations of the Management Companies to effect the applicable Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following:

          (a)    REPRESENTATIONS AND WARRANTIES.    Except as would not have a Material Adverse Effect, each of the representations and warranties of the REIT and the Merger Subs contained in this Agreement shall be true and correct in all respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

          (b)    PERFORMANCE BY THE REIT AND THE MERGER SUBS.    Except as would not have a material adverse effect on the REIT and the REIT Subsidiaries taken as a whole, each of the REIT and the Merger Subs shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)    REGISTRATION RIGHTS AGREEMENT.    The REIT shall have entered into substantially in the form attached as Exhibit C. This condition may not be waived by any party.

          (d)    TOTAL FORMATION TRANSACTION VALUE.    The Total Formation Transaction Value shall not be less than $1.0 billion and the amount of cash included in the Total Formation Transaction Value shall not be less than 90% of the difference between (i) the aggregate net proceeds from the IPO (excluding the over-allotment option, if any) and (ii) 100% of the payments for the preferred equity held by The Prudential Insurance Company of America in the DERA Funds. This condition may not be waived by any party.

        Section 7.03    CONDITIONS TO OBLIGATION OF THE REIT AND THE MERGER SUBS.    The obligations of the REIT and the Merger Subs to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the REIT and the Merger Subs, in whole or in part):

          (a)    REPRESENTATIONS AND WARRANTIES.    Except as would not have a Material Adverse Effect, each of the representations and warranties of the Management Companies contained in this Agreement, as well as those of the Management Company Shareholders under the Representation, Warranty and Indemnity Agreement, shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

          (b)    PERFORMANCE BY THE MANAGEMENT COMPANIES.    Each of the Management Companies shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)    CONSENTS, ETC.    All necessary consents or approvals of Governmental Authorities or third parties (including lenders) for the Management Companies to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Management Companies to consummate the transactions contemplated by this Agreement) shall have been obtained.

          (d)    NO MATERIAL ADVERSE CHANGE.    There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results of operation or prospects of the Management Companies taken as a whole.

          (e)    REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT.    The Management Company Shareholders shall have entered into the Representation, Warranty and Indemnity Agreement.

          (f)    DERA CASH MINIMUM.    The cash and cash equivalents of DERA at the Closing must be not less than the Excess Contribution Amount plus the Included Current Liabilities.

ARTICLE VIII

GENERAL PROVISIONS

        Section 8.01    NOTICES.    All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

        if to the REIT to:

  Douglas Emmett, Inc.
  808 Wilshire Boulevard, Suite 200
  Santa Monica, California 90401

  Facsimile: (310) 255-7702
  Attention: Chief Executive Officer

        if to DECO or DERA, to:

  c/o Douglas Emmett, Inc.
  808 Wilshire Boulevard, Suite 200
  Santa Monica, California 90401
  Facsimile: (310) 255-7702
  Attention: Chief Financial Officer

        Section 8.02    DEFINITIONS.    For purposes of this Agreement, the following terms shall have the following meanings:

        (a)   "Accredited Investor" has the meaning set forth under Regulation D of the Securities Act.

        (b)   "Affiliate" means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        (c)   "Applicable Percentage" means, with respect to the ownership percentage of any Management Company Shareholder in a Management Company, the quotient (expressed as a percentage) of (A) the aggregate number of shares of DECO Common Stock or DERA Common Stock, as the case may be, held by such holder immediately prior to the applicable Effective Time, over(B) the aggregate number of issued and outstanding shares of DECO Common Stock or DERA Common Stock, as the case may be.

        (d)   "Business Day" means any day that is not a Saturday, Sunday or legal holiday in the State of California.

        (e)   "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

        (f)    "Consent Form" means the forms provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder's irrevocable elections with respect to consideration to be received in the Formation Transactions.

        (g)   "Governmental Authority" means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

        (h)   "IPO Closing Date" means the closing date of the IPO.

        (i)    "IPO Price" means the initial public offering price of a REIT Share in the IPO.

        (j)    "Knowledge" means the actual current knowledge of Dan Emmett, Jordan Kaplan, Kenneth Panzer, William Kamer and Barbara Orr, without the duty of investigation or inquiry.

        (k)   "Laws" means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

        (l)    "Liens" means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

        (m)  "Management Company Shareholders" means, collectively, Chris Anderson, Dan Emmett, Jordan Kaplan and Kenneth Panzer.

        (n)   "Material Adverse Effect" means a material adverse effect on the REIT and the properties owned or leased pursuant to a ground lease by the Douglas Emmett Entities (after giving effect to the Formation Transactions), taken as a whole.

        (o)   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        (p)   "Prospectus" means the REIT's final prospectus as filed with the SEC.

        (q)   "Representation, Warranty and Indemnity Agreement" means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the Management Company Shareholders.

        (r)   "Securities Act" means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

        (s)   "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

        (t)    "Tax" means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto.

        Section 8.03    COUNTERPARTS.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

        Section 8.04    ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.    This Agreement, including, without limitation, the exhibits and schedules hereto, and the Consent Form constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

        Section 8.05    GOVERNING LAW.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 8.06    ASSIGNMENT.    This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the REIT may assign its rights and obligations hereunder to an Affiliate.

        Section 8.07    JURISDICTION.    The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Los Angeles, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

        Section 8.08    DISPUTE RESOLUTION.    The parties intend that this Section 8.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

          (a)   Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof ("Dispute"), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 8.08(c) below without regard to any such 10-day negotiation period.

          (b)   Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 8.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The REIT and the Management Companies shall appoint one arbitrator within fifteen (15) days following a demand for arbitration. If the REIT and the Management Companies cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator's findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

          (c)   Notwithstanding the parties' agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party's rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

          (d)   The prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

        Section 8.09    SEVERABILITY.    Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

        Section 8.10    RULES OF CONSTRUCTION.

          (a)   The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          (b)   The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        Section 8.11    EQUITABLE REMEDIES.    The parties agree that irreparable damage would occur to the REIT in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the REIT shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Management Company and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the REIT is entitled under this Agreement or otherwise at law or in equity. Notwithstanding the foregoing, this Agreement shall not bar any equitable remedies otherwise available to the Management Company pursuant to the terms and provisions contained in Section 3.09.

        Section 8.12    WAIVER OF SECTION 1542 PROTECTIONS.    As of the Closing, each of the Management Companies expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE

  RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

        Section 8.13    TIME OF THE ESSENCE.    Time is of the essence with respect to all obligations under this Agreement.

        Section 8.14    DESCRIPTIVE HEADINGS.    The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 8.15    NO PERSONAL LIABILITY CONFERRED.    This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the REIT, any Merger Sub and any Management Company.

        Section 8.16    AMENDMENTS.    This Agreement may be amended by appropriate instrument, without the consent of DECO or DERA, at any time prior to the Effective Times; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered pursuant to the Mergers.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

DOUGLAS EMMETT, INC.
By:	/s/ JORDAN KAPLAN

Name:	Jordan Kaplan
Title:	Chief Executive Officer
DOUGLAS EMMETT REALTY ADVISORS
By:	/s/ DAN A. EMMETT

Name:	Dan A. Emmett
Title:	President and Chief Executive Officer
DOUGLAS, EMMETT AND COMPANY
By:	/s/ DAN A. EMMETT

Name:	Dan A. Emmett
Title:	Chief Executive Officer

AGREED AND ACCEPTED as of ,
DECO ACQUISITION, LLC
By:

Name:
Title:
AGREED AND ACCEPTED as of ,
DERA ACQUISITION, LLC
By:

Name:
Title:

EXHIBITS

Exhibit A:	List of DERA Funds and Single Asset Entities
Exhibit B:	List of Formation Transaction Documentation
Exhibit C:	Form of Registration Rights Agreement

QuickLinks

  Exhibit 10.35
TABLE OF CONTENTS
DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGERS
ARTICLE II CLOSING; TERM OF AGREEMENT
ARTICLE III REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF THE REIT AND THE MERGER SUBS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT COMPANIES
ARTICLE V COVENANTS REGARDING CONDUCT OF BUSINESS BY THE MANAGEMENT COMPANIES
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII GENERAL PROVISIONS
EXHIBITS